UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Tigno, Christopher Bennett
   1440 Chapin Avenue, Suite 310
   Burlingame, CA USA 94010
2. Issuer Name and Ticker or Trading Symbol
   AeroCentury Corp. ACY
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   12/31/98
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner ( ) Officer (give title below)
   (x) Other (specify below)
   General Counsel
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |5/11/9|P   |500               |A  |6-1/4      |1000               |D     |                           |
                             |8     |    |                  |   |           |                   |      |                           |
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Common Stock                 |7/30/9|P   |200               |A  |6-1/2      |1000               |D     |                           |
                             |8     |    |                  |   |           |                   |      |                           |
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Common Stock                 |8/21/9|P   |200               |A  |6-1/8      |1000               |D     |                           |
                             |8     |    |                  |   |           |                   |      |                           |
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Common Stock                 |8/27/9|P   |100               |A  |6.00       |1000               |D     |                           |
                             |8     |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Option from JetFleet    |$1.00   |     |    |           |   | [2] |4/1/0|Common Stock|4500   |       |0           |   |            |
Holding Corp. [1]       |        |     |    |           |   |     |7    |            |       |       |            |   |            |
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
Explanation of Responses:
1. JetFleet Holding Corp. formerly named JetFleet Management Corp.
2. Option vests in three equal annual installments beginning on April 1, 1998.

/s/ Christopher Bennett Tigno
SIGNATURE OF REPORTING PERSON
/Signature/
Christopher Bennett Tigno
DATE
2/10/99